Exhibit 21.1

LIST OF SUBSIDIARIES

The One Group, LLC

Little West 12th, LLC

Basement Manager, LLC

JEC II, LLC

MPD Space Events, LLC

ONE 29 Park Management, LLC

STK Midtown Holdings, LLC

STK Midtown, LLC

STKout Midtown, LLC

ONE Marks, LLC

Asellina Marks, LLC

ONE Atlantic City, LLC

WSATOG, LLC

STK Miami, LLC

STK Miami Service, LLC

Bridge Hospitality, LLC

ONE LA Management, LLC

STK LA, LLC

STK Las Vegas, LLC

Heraea Vegas, LLC

BBCLV, LLC

Xishi Las Vegas, LLC

STK Atlanta, LLC

STK DC, LLC

STK Orlando, LLC

T.O.G. (UK) Limited

Hip Hospitality Limited

T.O.G. (Aldwych) Limited

CA Aldwych Limited

OTHER SUBSIDIARIES (not consolidated for GAAP purposes):

Bagatelle Little West 12th, LLC

Bagatelle La Cienega, LLC

Bagatelle NY LA Investors, LLC